EX-99.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Academy Funds Trust and to the use of our report dated January 27, 2017 on the financial statements and financial highlights of the Innovator McKinley Income Fund and Innovator IBD® 50 Fund, each a series of Academy Funds Trust. Such financial statements and financial highlights appear in the 2016 Annual Report to Shareholders which is incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
March 28, 2017